EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) filed on May 15, 2018 for the registration of 4,000,000 shares of Common Stock pertaining to the ADM Employee Stock Purchase Plan of Archer-Daniels-Midland Company of our reports dated February 16, 2018, with respect to the consolidated financial statements and schedule of Archer-Daniels-Midland Company, and the effectiveness of internal control over financial reporting of Archer-Daniels-Midland Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Saint Louis, Missouri

May 15, 2018